Exhibit 23.1

Consent of Independent Certified Public Accountants

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated January 19, 2001 on the consolidated financial statements of Brown & Brown, Inc. (the "Company") as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated by reference into the Company's Form

10-K and 10-K/A for the year ended December 31, 2000, into Amendment No.1 dated May 30, 2001, to the Company's Form S-3 dated March 30, 2001, Registration No. 333-58004, for the registration of 327,379 shares of common stock.

/s/ ARTHUR ANDERSEN LLP

Orlando, Florida,

May 30, 2001.